Certain Factors to Consider in Connection
                         with Forward-Looking Statements

                                  December 1999


From time to time, Agritope, Inc. ("Agritope" or the "Company"), through its management, may make forward-looking public statements with respect to the Company regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to the Company's future operations. Forward-looking statements may be included in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or in oral statements made with the approval of an authorized executive officer of Agritope. The words or phrases "will likely result," "are expected to," "intends," "is anticipated," "estimates," "projects" or similar expressions are intended to identify "forward-looking statements" within the meaning of
Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are subject to a number of risks and uncertainties. The Company cautions you not to place undue reliance on its forward-looking statements, which speak only as of the date on which they are made. Agritope's actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. The Company does not intend to update its forward-looking statements.

Pursuant to the "safe harbor"  provisions of the Private  Securities  Litigation
Reform Act of 1995, Agritope hereby files the following cautionary statements identifying certain factors that could cause its actual results to differ materially from those described in its forward-looking statements.

LIMITED INDEPENDENT OPERATING HISTORY; HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. From 1987 to December 1997, the Company operated as a wholly owned subsidiary of Epitope, Inc. ("Epitope"). In December 1997, Epitope distributed all of the outstanding capital stock of the Company to Epitope shareholders as a dividend (the "Spin Off"). Accordingly, Agritope has a limited operating history as an independent company. Agritope has experienced significant operating losses since its incorporation (and since the Spin Off). As of September 30, 1999, it had an accumulated deficit of $51.1 million. Agritope may continue to experience significant operating losses as it continues its research and development programs. Agritope's ability to increase revenues and achieve profitability and positive cash flows from operations will depend in part on successful completion of the development and commercialization of its genetically engineered products. Agritope has not, at this time, achieved commercialization of any of its products other than grapevines sold by its majority owned subsidiary, Vinifera, Inc. There can be no assurance that Agritope's development efforts will result in commercially viable genetically engineered products, that Agritope's products will obtain required regulatory clearances or approvals or that any such products will achieve a significant level of market acceptance. As a result, there can be no assurance that Agritope will ever achieve profitability.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company believes that its funds on hand will be sufficient to finance its operations for its 2000 fiscal year. However, because the Company's belief is based on a number of factors, many of which are beyond its control, it cannot be certain that its belief will prove accurate. The actual future liquidity and capital requirements of Agritope will depend on numerous factors, including: the costs and success of its development efforts; the costs and timing of its establishment of sales and marketing activities; the success of its current strategic collaborations; its success in securing additional strategic partners; the extent to which its products gain market acceptance; competing technological and market developments; its product sales and royalties; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights; and the availability of third party funding for its research projects. In any event, Agritope may seek or be required to raise substantial additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that financing will be available to the Company on satisfactory terms, if at all. Any additional equity financing may be dilutive to Agritope's stockholders, and debt financing, if available, may involve significant interest expense and restrictive covenants. In addition, subsequent changes in ownership due to future equity sales could adversely affect Agritope's ability to utilize existing net operating losses. Collaborative arrangements, if necessary to raise additional funds, may require that Agritope relinquish its rights to certain of its technologies, products or marketing territories. The failure of Agritope to raise any required capital likely would cause it to scale back, delay or eliminate certain of its programs and have a material adverse effect on its business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE. The plant biotechnology industry is highly competitive. Competitors include independent companies that specialize in biotechnology; chemical, pharmaceutical and food companies that have biotechnology laboratories; universities; and public and private research organizations. Agritope believes that many companies, including companies with significantly greater financial resources such as Monsanto Company, Binova Holding Corporation and Zeneca Plant Sciences, are engaged in the development of mechanisms to control the ripening and senescence of fruit and vegetable products. Technological advances by others could render Agritope's products less competitive. The Company believes that, despite barriers to new competitors such as its interest in various patents and substantial research and development lead-time, competition will intensify, particularly from agricultural biotechnology firms and major agrochemical, seed and food companies with biotechnology laboratories. There can be no assurance that such competition will not have an adverse effect on Agritope's business, financial condition and results of operations.

GOVERNMENT REGULATION. Regulation by U.S. federal, state and local and by foreign governments will be a significant factor in the future production and marketing of Agritope's genetically engineered fruit and vegetable products. The extent of regulation depends on the intended uses of the products, how they are derived, and how applicable statutes and regulations are interpreted to apply to new genetic technologies and the products thereof.

The U.S. federal government has implemented a coordinated policy for the regulation of biotechnology research and products. The U.S. Department of Agriculture ("USDA") has primary federal authority for the regulation of specific research, product development and commercial applications of certain genetically engineered plants and plant products. The USDA regulates the growing and transportation of most genetically engineered plants and plant products. The U.S Food and Drug Administration ("FDA") has principal jurisdiction over plant products that are used for human or animal food. The U.S. Environmental Protection Agency ("EPA") has jurisdiction over the field testing and commercial application of plants genetically engineered to contain pesticides. Other U.S. federal agencies have jurisdiction over certain other classes of products or laboratory research.

In May 1992, the FDA announced its policy on foods developed through genetic engineering (the "FDA Policy"). The FDA Policy provides that the FDA will apply the same regulatory standards to foods developed through genetic engineering as applied to foods developed through traditional plant breeding. Under the FDA Policy, the FDA will not ordinarily require premarket review of genetically engineered plant varieties of traditional foods unless their characteristics raise significant safety questions, such as elevated levels of toxicants or the presence of allergens or food additives.

Currently, the FDA Policy does not require that genetically engineered products be labeled as such, provided that such products are as safe and have the same nutritional characteristics as conventionally developed products. However, there can be no assurance that the FDA will not reconsider its position, or that local, state or foreign authorities will not enact labeling requirements, any of which could have a material adverse effect on the marketing of products derived using the tools and techniques of genetic engineering.

The FDA is considering modifying its policy on foods developed through genetic engineering to include a Premarket Notification ("PMN") procedure. This policy modification could require a company that develops genetically engineered foods to inform the FDA that its safety evaluation of an engineered food is complete and that the company intends to commercialize the product. The objective of the PMN is to make the FDA and the public aware of all new genetically engineered food products entering the market. Agritope believes that a PMN procedure, if enacted, should not delay its plans to commercialize its genetically engineered fruit and vegetable products.

Agritope's complete range of agribusiness and plant biotechnology activities are subject to general FDA food regulations and are, or may be, subject to regulation under various other U.S. laws and regulations. These include, but are not limited to, the Occupational Safety and Health Act, the Toxic Substances Control Act, the National Environmental Policy Act, other U.S. federal water, air and environmental quality statues and import/export control legislation. At the present time, most states generally defer to federal agencies (USDA or EPA) for the approval of genetically engineered plant field trials, although states are provided a review period prior to the issuance of a federal field trial permit. Failure to comply with applicable regulatory requirements could result in enforcement action, including withdrawal of marketing approval, seizure or recall of products, injunction or criminal prosecution.

International regulatory policies for genetically engineered plants and plant products are not complete. Consequently, it is possible that additional data, labeling or other requirements will be required in countries where Agritope intends to grow and/or commercialize its genetically engineered products. Foreign regulatory authorities could require Agritope to conduct further safety assessments and potentially delay its product development programs or the commercialization of any resulting products.

No assurance can be given that Agritope can obtain in a timely manner, if at all, any required regulatory approvals, exemptions, permits or other clearances either for its research or commercial activities.

DEPENDENCE ON STRATEGIC PARTNERS. Agritope relies on its strategic partners for access to proprietary plant varieties. In addition, Agritope does not have or plan to have the capability to grow and distribute genetically engineered products in commercial quantities. Agritope expects some or all of the development, manufacturing and marketing of certain of its products to be performed or paid for by other parties, primarily agricultural companies, through license agreements, joint ventures or other arrangements. Commercialization of Agritope's products will require the assistance of Agritope's current strategic partners and may require that Agritope enter additional strategic partnerships with businesses experienced in the breeding, development, production, marketing and distributing of agricultural products. Agritope's future revenues will be dependent on the success of products developed pursuant to such collaborative relationships. There can be no assurance that Agritope will be able to establish additional strategic relationships or maintain its current strategic relationships, or that such relationships will be on terms sufficiently favorable to permit Agritope to operate profitably. Furthermore, conflicts may arise between the Company and its partners or among these third parties that could discourage them from working cooperatively with the Company. Agritope's commercial success will be dependent in part upon the performance of its strategic partners.

UNCERTAINTIES RELATING TO PATENTS AND PROPRIETARY INFORMATION. Agritope has obtained certain patents, has license rights under other patents, and has filed a number of patent applications. Agritope anticipates filing patent applications for protection of its future products and technology. There can be no assurance that Agritope will obtain any patent for which it applies, that existing patents to which Agritope has rights will not be challenged, or that the issuance of a patent will give Agritope any material advantage over its competitors in connection with any of its products. Competitors may be able to produce products which compete with a patented Agritope product without infringing on Agritope's patent rights. The issuance of a patent to Agritope or to a licensor is not conclusive as to validity or the enforceable scope of the claims of the patent. The validity and enforceability of a patent can be challenged by litigation after its issuance and, if the outcome of the litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn.

The patent laws of other countries may differ from those of the U.S. as to the patentability of Agritope's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that of U.S. patents.

The technologies used by Agritope may infringe the patents or proprietary technology of others. The cost of enforcing Agritope's patent rights in lawsuits that it may bring against infringers or of defending itself against infringement charges by other patent holders may be high and could interfere with Agritope's operations.

Trade secrets and confidential know-how are important to Agritope's scientific and commercial success. Although Agritope seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, there can be no assurance that others will not develop independently the same or similar information or otherwise gain access to the Company's proprietary information.

DEPENDENCE ON KEY PERSONNEL. Agritope depends to a large extent on the abilities and continued participation of its principal executive officers and scientific personnel. The loss of key personnel could have a material adverse effect on Agritope's business and results of operations. Competition for management and scientific staff in the agricultural biotechnology field is intense. No assurance can be given that Agritope will be able to continue to attract and retain personnel with sufficient experience and expertise to satisfy its needs.

UNCERTAINTY OF PRODUCT DEVELOPMENT. Agritope's genetically engineered products are at various stages of development. There are difficult scientific objectives to be achieved in certain product development programs before the technological or commercial feasibility of the products can be demonstrated. Even the more advanced programs could encounter technological problems that may significantly delay or prevent product development or product introduction. There can be no assurance that any of Agritope's products under development, if and when fully developed and tested, will perform in accordance with its expectations, that it will obtain necessary regulatory approvals in a timely manner, if at all, or that its products can be successfully and profitably produced, distributed and sold.

UNCERTAIN CONSUMER ACCEPTANCE OF GENETICALLY ENGINEERED PRODUCTS. The commercial success of Agritope's genetically engineered products will depend in part on public acceptance of the cultivation and consumption of genetically engineered plants and plant products. Public attitudes may be influenced by claims that genetically engineered plant products are unsafe for consumption or pose unknown risks to the environment. Securing consumer confidence in genetically engineered products poses numerous challenges, both in the United States and in other countries. The market success of Agritope's products developed through biotechnology could be delayed or impaired because of such factors.

VOLATILITY OF SHARE PRICE. The market price of the Company's Common Stock is volatile. Announcements regarding technical innovations, the development of new products, the status of corporate collaborations and supply arrangements, public concern as to the safety or other implications of products, regulatory approvals, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the market price of the Common Stock. Further, due to one or more of the foregoing or other factors, the Company's results of operations in any future quarter may not meet the expectations of securities analysts or investors. In such event, the market price of the Company's Common Stock could be materially and adversely affected. In addition, the stock markets have recently experienced significant price and volume fluctuations seemingly unrelated to the performance of individual companies. Broad market fluctuations as well as general economic and political conditions may also adversely affect the market price of the Common Stock.

NO ASSURANCE AS TO CONTINUED LISTING OF COMMON STOCK ON NASDAQ SMALLCAP MARKET. In order to maintain the listing of its Common Stock on The Nasdaq SmallCap Market, Agritope is required to comply with certain Nasdaq listing maintenance standards including minimum tangible asset value amounts, public float requirements and minimum stock prices. There can be no assurance that Agritope will continue to comply with the listing maintenance standards of The Nasdaq SmallCap Market as in effect from time to time.

PRODUCT LIABILITY AND RECALL RISK. Agritope could be subject to claims for personal injury or other damages resulting from its products or services or product recalls. Agritope carries liability insurance against the negligent acts of certain of its employees and a general liability insurance policy that includes coverage for product liability, but not for product recall. In addition, Agritope may require increased product liability coverage as its products are commercially developed. Such insurance is expensive and, in the future, may not be available on acceptable terms, if at all. No assurance can be given that any product liability claim or product recall will not have a material adverse effect on Agritope's business, financial condition and results of operations.

POSSIBILITY OF SUBSTANTIAL SALES OF COMMON STOCK. Any sales of substantial amounts of Common Stock in the public market, or the perception that such sales might occur, could materially adversely affect the market price of the Common Stock.

ANTI-TAKEOVER CONSIDERATIONS. Agritope's Certificate of Incorporation and Bylaws may have the effect of making an acquisition of control of Agritope in a transaction not approved by the Company's board of directors more difficult. For example, the Certificate of Incorporation and Bylaws provide for a classified board, prohibit the removal of directors except for "cause," limit the ability of the stockholders and directors to change the size of the board, and require advance notice before stockholders are permitted to nominate directors or submit other proposals at stockholder meetings. In November 1997, the Company's board of directors adopted a stockholder rights plan, which may limit the unsolicited acquisition of the Company's Common Stock. In addition, subject to limitations prescribed by Delaware law, the board has the authority to issue up to 10 million shares of Agritope Preferred and to fix the rights, preferences, privileges and restrictions of those shares, and to issue up to a total of 30 million shares of the Company's Common Stock, all without any vote or action by Agritope's stockholders, except as may be required by law or any stock exchange or automated securities interdealer quotation system on which the Common Stock may then be listed or quoted. Agritope is also subject to Delaware statutory provisions governing business combinations with persons deemed to be "interested stockholders." Finally, awards made under the Company's 1997 Stock Award Plan may vest in full immediately in the event of a change in control of Agritope or similar event. The potential issuance of additional shares of Agritope capital stock and other considerations referenced above may have the effect of delaying or preventing a change in control of Agritope, may discourage offers for the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of the Common Stock.